Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-52774 on Form S-8 of our reports dated August 4, 2006, relating to the consolidated financial statements and financial statement schedule of Global Payments Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Global Payments Inc. for the year ended May 31, 2006.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

August 4, 2006